Contact:

Mark Land

Executive Director - Corporate Communications

(317) 610-2456

mark.d.land@cummins.com

December 16, 2009

Cummins announces two executive appointments

-- Rich Freeland named President – Engine Business; Anant Talaulicar appointed President – Components Business --

COLUMBUS, IN – Cummins Inc. (NYSE: CMI) today announced that Rich Freeland has been named the next President of the Company’s Engine Business. Freeland, currently President – Components Business, will succeed Jim Kelly whose planned departure from his current role was announced by the Company yesterday.

Anant Talaulicar will succeed Freeland as president of the Components Business while continuing to serve in his current capacity as Managing Director of Cummins India. Both Freeland and Talaulicar will assume their new roles in March 2010.

“Rich has done an outstanding job leading the Components Business and his breadth of experience leading multiple business units, as well as the depth of his prior work in our engine-related businesses will serve him well in his new role,” said Cummins President and Chief Operating Officer Tom Linebarger. “Anant is a strong leader with significant success at growing Cummins’ business in international markets, which will be invaluable as he expands his responsibilities.”

Freeland, 52, joined Cummins in 1979 and has held a variety of operational and leadership roles in the Engine, Distribution and Components businesses. He took over the Components Business in February 2008.

Under his leadership, the Components Business has improved its profitability, strengthened its processes and done an outstanding job of developing new products, especially those related to meeting the 2010 emissions regulations in the United States.

Prior to his role with the Components Business, Freeland ran the Distribution Business from 2005-2008, during which time it became a significant contributor to the Company’s profitability. He also has held leadership roles in the PowerCare, Fuel Systems, Purchasing and Heavy Duty Operations organizations, and served as Plant Manager at the Columbus Engine Plant from 1996-2000.

Freeland, who lives and works in Columbus, IN, earned his bachelor’s degree in industrial management from Purdue University and his MBA from Indiana University.

Talaulicar, 48, joined Cummins in 1986 and has led Cummins’ India operations since September 2004. Under his leadership, Cummins’ business in India has nearly tripled in the past five years, with total consolidated and unconsolidated sales reaching almost $1.8 billion in 2008.

Talaulicar has held a number of leadership roles in Power Generation during his tenure at Cummins, serving as General Manager of the Commercial and Consumer lines of business for the Americas. He also has worked in the Corporate Strategy group, and has held finance, manufacturing and general management roles in the Engine Business.

Talaulicar earned his bachelor’s degree in engineering from Mysore University in India, and master’s degrees from the University of Michigan and Tulane University. He will split his time between the Company’s headquarters in Columbus, Indiana, and Pune, India.

“Rich and Anant are talented leaders who understand our markets and have all the skills necessary to help Cummins position itself for future success,” Linebarger said. “I am confident they will make a smooth transition into their new roles as we continue to focus on emerging from the current economic downturn an even stronger company.”

About Cummins

Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins serves customers in approximately 190 countries and territories through a network of more than 500 company-owned and independent distributor locations and approximately 5,200 dealer locations. Cummins reported net income of $755 million on sales of $14.3 billion in 2008. Press releases can be found on the Web at www.cummins.com.

Forward-looking disclosure statement

Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s expectations, hopes, beliefs and intentions on strategies regarding the future. It is important to note that the company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Cummins Securities and Exchange Commission filings.